Exhibit 10.27
Executive Officer Benefits – February 2021

Financial Counseling Services
Unisys pays for financial counseling services, including investment planning, estate planning and/or tax preparation up to an annual fixed amount as noted below. Participants may elect to pay a qualified licensed provider defined as a CPA, Certified Financial Planner, or Estate Planner of their choice directly (other than the outside auditor’s employed by Unisys – currently PwC and Participant family members). Amounts paid on the officer’s behalf are treated as imputed income.

Executive Officer Group	Annual Maximum
CEO	$7,500
President and COO	$6,500
All other Executive Officers	$5,000

Annual Physical Examination
Executive Physicals will first be processed through the Participants’ Unisys Medical plan; or, if the Officer is covered under a medical plan outside of Unisys, that plan. Unisys will reimburse Participants up to a $7,000 maximum to cover any difference between the amount paid by Unisys’ medical plan or other coverage and the cost of the physical.

Executive Death Benefit
Executive officers appointed prior to February 2015 are provided a death benefit under the Executive Death Benefit Only Program (EDBOP). In the event that death occurs during active employment, the officer’s beneficiary will receive a death benefit in an amount equal to 4 times annual base salary plus target EVC award. The program provides a post-retirement death benefit in an amount equal to 2.5 times base salary in effect at the time of retirement.

Unisys Corporation generally purchases life insurance in order to fund payment to the beneficiary under the EDBOP. Since the benefit is paid directly from Unisys to the beneficiary and is therefore considered taxable income, Unisys will gross up the benefit to cover any income and employment taxes due.

Spousal Travel
Unisys recognizes that Participants may, at times, travel to events where spouses are expected to attend. In this situation, additional costs for travel, lodging, meals or other travel expenses for spouses must be preapproved by the CHRO and will be reimbursed provided the Participant has a bona fide company purpose for engaging in the travel or attending the event. Such travel should occur infrequently and must be in compliance with this policy.